Exhibit 10.36

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), entered into as of August 25, 2015, and effective as of the closing date of the Merger (as defined below) (the "Effective Date"), is hereby made by and among Northfield Bancorp, Inc., a Delaware corporation, Northfield Bank, a federally chartered stock bank (collectively, Northfield Bancorp, Inc. and Northfield Bank shall be referred to as "Northfield"), and Patrick L. Ryan (“Consultant”).

WHEREAS, in connection with the transactions contemplated by the Agreement and Plan of Merger by and among Northfield Bancorp, Inc., Northfield Bank and Hopewell Valley Community Bank (“Hopewell Valley”), Hopewell Valley will merge with and into Northfield Bank, with Northfield Bank as the surviving entity (the “Merger”);

WHEREAS, Mr. Ryan served as Executive Chairman of Hopewell Valley, and has considerable knowledge and experience with respect to the operations of Hopewell Valley;

WHEREAS, the employment of Mr. Ryan with Hopewell Valley terminated upon the consummation of the Merger;

WHEREAS, Northfield desires that, commencing on the Effective Date, Mr. Ryan provide certain consulting services to Northfield, in order to permit Northfield to avail itself of the expertise, knowledge, and experience of Mr. Ryan with respect to transitioning Northfield into Hopewell Valley's business, marketplace and customer base and Mr. Ryan desires to provide such services to Northfield, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.            Consulting Period. Consultant shall perform the services hereunder for a period commencing on the Effective Date and ending on the earliest of (a) September 1, 2016 (“the Term”); (b) termination by Northfield in accordance with Section 4(a) below; or (c) termination by Consultant in accordance with Section 4(b) below. The period from the Effective Date to the earliest of (a), (b) or (c) is referred to as the “Consulting Period.”

2.            Services to be Provided.

(a)          Nature of Services; Reporting. Northfield hereby agrees to engage Consultant, and Consultant hereby agrees to serve Northfield, on the terms and subject to the conditions set forth in this Agreement. Consultant shall perform general advisory services to Northfield that are appropriate for an individual with Consultant’s knowledge and experience, including without limitation (i) advising Northfield on the integration of Hopewell Valley into Northfield; (ii) assisting with the retention of customers and key employees; (iii) becoming familiar with Northfield’s capabilities and introducing prospective customers to appropriate Northfield employees; (iv) initiating referrals for Northfield business development officers and relationship managers; (v) visiting centers of influence to introduce and promote Northfield; (vi) assisting with programs that support Northfield’s strategic goals and improve its visibility, and by suggesting effective ways to promote Northfield; (vii) assisting with customer relationship management; and (viii) by undertaking such other duties and responsibilities as may be reasonably required by Northfield (the “Services”). The Services shall specifically include Consultant representing the interests of Northfield at civic, charitable, community and business events and functions in the same manner that he represented the interests of Hopewell Valley at such events prior to consummation of the Merger.

(b)          Time Commitment; Scheduling. Consultant shall make himself available to perform the Services for up to 35 hours per month (or an average of 8 hours per week) during the Consulting Period, prorated for the first and final months of the Consulting Period, provided that the level of services to be performed by Consultant shall be equal to at least 20% of the average level of service performed by Consultant as an employee of Hopewell Valley during the immediately preceding 36-month period prior to the Merger effective date. Consultant may reasonably determine his working hours, in consultation with Northfield’s Chief Executive Officer, for the performance of the Services. Consultant shall provide time records in reasonable detail supporting the hours of service provided each month, including date, time and description of services performed. Such time records shall be signed by Consultant prior to payment under 3(a)(i) below.

(c)          Location of Performance. Consultant may perform the Services from and at locations within Northfield’s service areas as Northfield and Consultant shall reasonably determine, subject to any reasonable needs of Northfield for Consultant’s physical presence from time to time.

3.            Compensation.

(a)          Fees, Expenses, and Bonuses. Northfield shall provide the following compensation to Consultant for his performance of the Services.

(i) Fees. Consultant will be paid a monthly consulting fee for his services during the Consulting Period in the amount of $3,500.00 (pro-rated if the Consulting Period ends before the end of the Term). Consultant will be paid his consulting fees for the Consulting Period, or so much of the Consulting Period as Consultant performs the Services. Such fees shall be paid to Consultant in monthly installments throughout the Consulting Period.

(ii) Expenses. Consultant will also be reimbursed for the reasonable out-of-pocket expenses (including business travel, mobile telephone charges, parking fees, event fees and entertainment) which he incurs in performing the Services, in accordance with the same policies for expense reimbursement by Northfield as in effect for Northfield’s employees from time to time (provided, however, that business mileage shall be reimbursed at then current IRS rates), including without limitation the requirement to document or substantiate such expenses to the reasonable satisfaction of Northfield; provided that all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Further, and for avoidance of doubt, no provision of this

2

Agreement, including this Section 3(a)(ii), shall obligate Northfield to pay an automobile or a housing allowance.

(b)          Ineligibility for Employee Benefits. Consultant will not, pursuant to this Agreement or in connection with the Services hereunder, be eligible for or entitled to participate in any employee benefit plan, policy or arrangement of Northfield or receive any other benefits or conditions of employment available to employees of Northfield. The foregoing sentence shall not in any way affect the rights of Consultant under any other agreement or benefit plan sponsored by Northfield, as successor to Hopewell Valley, or in which Consultant has an interest pursuant to the terms of the Severance Agreement and Release entered into by and between Consultant and Northfield.

4.            Termination by Northfield or Consultant.

(a)          Termination by Northfield. Northfield may undertake a termination of the Consulting Period for Cause upon thirty (30) days’ advance written notice to Consultant ("Northfield Termination"). For these purposes, Cause shall mean termination because of Consultant’s personal dishonesty, incompetence, willful misconduct, breach of duty involving personal profit, material breach of the Bank’s Code of Ethics, willfully engaging in actions that in the reasonable opinion of the Chief Executive Officer of the Bank or the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Upon a termination for Cause, no further amounts will be owed under this Agreement.

(b)          Termination by Consultant. Consultant may undertake a termination of the Consulting Period by providing thirty (30) days’ advance written notice to the Chairman of the Board of Northfield Bank ("Consultant Termination").

(c)          Effect of Termination. Upon termination of the Consulting Period, Consultant will be entitled to payment of any accrued but unpaid consulting fees and incurred but unreimbursed expenses payable under Section 3(a) of this Agreement through the date of termination of the Consulting Period. Such amounts will be paid within ten days of the date of termination. Notwithstanding an earlier termination of the Consulting Period, the provisions of Sections 7 and 8 shall continue to apply for twelve (12) months following the Consulting Period.

5.            Independent Contractor Status. During the Consulting Period, Consultant shall be an independent contractor with respect to Northfield and there shall not be implied any relationship between Consultant on the one hand, and Northfield or its subsidiaries and affiliates, on the other hand, of employer-employee, partnership, joint venture, principal and agent or the like by this Agreement. Although Northfield may specify the results it desires Consultant to achieve during the Consulting Period and may control and direct Consultant in that regard, Northfield shall not exercise or have the power to exercise such level of control over Consultant as would indicate or establish that a relationship of employer and employee exists between Consultant and Northfield. Subject to the terms of this Agreement, Consultant shall have full and complete control over the manner and method of rendering the Services. Except on

3

authority specifically so delegated in a prior writing from a duly authorized officer of Northfield or one of its affiliates, Consultant shall not (i) have or represent to have any authority to act as an agent of Northfield and its affiliates, and Consultant shall not represent to the contrary to any person, (ii) have or represent to have power of decision hereunder in any activity on behalf of Northfield, (iii) have the power or authority hereunder to obligate, bind or commit Northfield in any respect, (iv) make any management decisions on behalf of Northfield or (v) undertake to commit Northfield to any course of action in relation to third persons.

6.            Assignment; Binding Agreement. This Agreement is a personal contract, and the rights and interests of Consultant hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by and against Consultant and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Consultant should die while any amount would still be payable to him hereunder relating to services performed through his date of death, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate. Nothing in this Agreement shall confer upon Consultant the right to provide services to Northfield or any of its affiliates or interfere in any way with the right of Northfield or any such affiliates to terminate the services of Consultant at any time.

7.            Taxes and Insurance.

(a)          Taxes. To the extent consistent with applicable law, Northfield shall not withhold or deduct from any amounts payable under this Consulting Agreement any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of Consultant. Consultant shall be solely responsible for the payment of any Federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to Consultant under the Consulting Agreement and shall hold Northfield and its affiliates and their officers, directors and employees harmless from any liability arising from Consultant’s failure to comply with the foregoing provisions of this sentence.

(b)           Insurance. Consultant shall be responsible for providing his own insurance coverage, including but not limited to personal, liability and automobile, that would be considered necessary or desirable or legally required for the performance of the Services specified herein.

8.            Confidential Information. Consultant will keep in strict confidence, and will not, directly or indirectly, at any time during or after Consultant’s association with Northfield or its subsidiaries or affiliates, disclose, furnish, disseminate, make available or, except for the sole purpose of performing Consultant’s duties in association with Northfield, use any trade secrets or confidential information of Northfield or its customers or vendors (“Confidential Information”), without limitation as to when or how Consultant may have acquired such Confidential Information. Consultant specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of Consultant and whether compiled by Northfield and/or Consultant, derives independent economic value from not being readily known to or ascertainable by proper means

4

by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by Northfield to maintain the secrecy of such information, that such information is the sole property of Northfield and that any retention and use of such information by Consultant during his association with Northfield or its subsidiaries or affiliates or after the termination of such association shall constitute a misappropriation of Northfield’s trade secrets. Information and/or materials (a) disclosed or authorized in writing to be disclosed by Northfield to the public domain or (b) widely disseminated in the public domain and disclosed through no fault or omission of Consultant, will not be considered Confidential Information for purposes of this Section.

9.            Non-Solicitation and Non-Competition.

(a)          Non-Solicitation. Consultant acknowledges that, in connection with performing the Services, he will necessarily gain access to certain of Northfield’s Confidential Information and goodwill. Accordingly and in view of Consultant’s receipt of the proposed payments set forth under Section 3(a)(i) of this Agreement, Consultant’s access to Northfield’s trade secrets, Confidential Information, proprietary know-how, knowledge of Northfield resulting from Consultant’s relationship with Northfield, and the development of relationships for the benefit of Northfield, Consultant agrees that Consultant will not, directly or indirectly, in any manner, other than for the benefit of Northfield or without Northfield’s prior written consent, for a period of twelve (12) months following the Consulting Period (the “Restricted Period”):

(i)          offer to hire, hire, induce or attempt to induce any officer, employee or agent of Northfield or any of its affiliates or subsidiaries to discontinue his or her relationship with Northfield or any of its affiliates or subsidiaries; or

(ii)         directly or indirectly solicit, or attempt to solicit, any employee of Northfield or any of its affiliates or subsidiaries; or

(iii)        (A) call upon, solicit, divert, take away, or accept any of the customers or prospective customers of Northfield, and/or (B) solicit, entice or attempt to persuade any other consultant of Northfield to leave the service of Northfield for any reason.

(b)          Non-Competition. Also in consideration of the payments set forth under Section 3(a)(i) of this Agreement and in order to protect the Bank’s Confidential Information and goodwill, during the Consulting Period, Consultant shall not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business which is in competition with the Bank anywhere in the States of New Jersey and New York; provided that this shall not prohibit any passive investment in publicly traded stock of a company representing less than five percent of the stock of such company.

10.          Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to Consultant’s provision of Services during the Consulting Period, and, except as otherwise set forth herein, supersedes any and all previous contracts, understandings, agreements, commitments, promise or similar communications or arrangements, whether written

5

or oral, with respect to such subject matters between Northfield, its subsidiaries, Hopewell Valley, their respective directors, officers, employees and agents and Consultant.

11.          Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Consultant and by a duly authorized officer of Northfield. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time, or any subsequent time.

12.          Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

If to Consultant, to:

Patrick L. Ryan

11 Forrest Hill

Titusville, NJ 08560

Email: Ptkryn@aol.com

If to Northfield, to:

Northfield Bank

581 Main Street

Woodbridge, New Jersey 07095

Attention: John W. Alexander

Email: JAlexander@eNorthfield.com

with a copy to:

Luse Gorman, PC

5335 Wisconsin Ave., N.W., Suite 780

Washington, D.C. 20015

Attention: Eric Luse

Email: eluse@luselaw.com

Any notice delivered personally, by courier, or by registered or certified mail, postage prepaid, return receipt requested, under this Section shall be deemed given on the date delivered, and any notice sent by facsimile shall be deemed given on the date transmitted by facsimile, with satisfactory transmission acknowledged.

6

13.          Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law. Upon a determination that any term or other provision is invalid and unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.          Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

15.          Governing Law; Consent to Jurisdiction; No Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the principles of conflicts of law thereof. Any action to enforce any provision of this Agreement shall be commenced in and proceed exclusively in the state or federal courts for the State of New Jersey. Each party consents to personal jurisdiction in the State of New Jersey with respect to any such dispute. Both Consultant and Northfield waive any rights to jury trial regarding the resolution of any dispute arising under or related to this Agreement.

16.          Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic means (including by “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

18.          Construction. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

It is intended that the provisions of this Agreement comply with Section 409A, to any extent applicable, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.

19.          Independent Review and Advice. Consultant represents and warrants that Consultant: (a) has carefully read this Agreement; (b) executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof and any and all rights that each party may have with respect to one another; (c) has had the opportunity to

7

receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters; and (d) is entering into this Agreement of his own free will.

[Signature Page Follows]

8

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written to be effective on the closing date of the Merger.

NORTHFIELD BANK

By:	/s/ John W. Alexander

Name:	John W. Alexander
Title:	Chief Executive Officer

CONSULTANT

/s/ Patrick L. Ryan
Patrick L. Ryan

9